CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,430,000	$747.17

Pricing supplement no. 407
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated February 27, 2015 Rule 424(b)(2)

Structured Investments	$6,430,000 Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index due August 31, 2016

General

•	The notes are designed for investors who seek a capped, unleveraged return equal to any appreciation (with a Maximum Upside Return of 23.85%), or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of 23.85%), of the EURO STOXX 50® Index at maturity.
•	The notes are also designed for investors who anticipate that the closing level of the Index on each day during the Monitoring Period and the Ending Index Level will not be less than the Initial Index Level by more than the Knock-Out Buffer Amount.
•	Investors should be willing to forgo interest and dividend payments, and, if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount, be willing to lose some or all of their principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Knock-Out Event:	A Knock-Out Event occurs if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	23.85%
Payment at Maturity:

If the Ending Index Level is greater than the Initial Index Level, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum Upside Return. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return), subject to the Maximum Upside Return

If the Ending Index Level is equal to the Initial Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Index Return)

Because a Knock-Out Event will occur if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount of 23.85%, your maximum payment at maturity if the Index Return is negative, which we refer to as the maximum downside payment, is $1,238.50 per $1,000 principal amount note.

If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If a Knock-Out Event has occurred and the Ending Index Level is less than the Initial Index Level, you will lose some or all of your principal amount at maturity.

Monitoring Period:	The period from but excluding the Pricing Date to but excluding the first Ending Averaging Date
Maximum Upside Return:	23.85%. For example, if the Index Return is equal to or greater than 23.85%, you will receive the Maximum Upside Return of 23.85%, which entitles you to a maximum upside payment at maturity of $1,238.50 per $1,000 principal amount note.
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Absolute Index Return:	The absolute value of the Index Return. For example, if the Index Return is -5%, the Absolute Index Return will equal 5%.
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 3,599.00
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	February 27, 2015
Original Issue Date (Settlement Date):	On or about March 4, 2015
Ending Averaging Dates†:	August 22, 2016, August 23, 2016, August 24, 2016, August 25, 2016 and August 26, 2016 (the “Final Ending Averaging Date”)
Maturity Date†:	August 31, 2016
CUSIP:	48125UGC0
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)’” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$6,430,000	$80,375	$6,349,625
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $982.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February 27, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no.1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS-1
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 3,500 and reflects the Maximum Upside Return of 23.85% and the Knock-Out Buffer Amount of 23.85%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Ending Index Level	Index Return	Absolute Index Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
6,300.00	80.00%	N/A	23.85%	23.85%
5,775.00	65.00%	N/A	23.85%	23.85%
5,250.00	50.00%	N/A	23.85%	23.85%
4,900.00	40.00%	N/A	23.85%	23.85%
4,550.00	30.00%	N/A	23.85%	23.85%
4,334.75	23.85%	N/A	23.85%	23.85%
4,200.00	20.00%	N/A	20.00%	20.00%
3,850.00	10.00%	N/A	10.00%	10.00%
3,675.00	5.00%	N/A	5.00%	5.00%
3,587.50	2.50%	N/A	2.50%	2.50%
3,535.00	1.00%	N/A	1.00%	1.00%
3,500.00	0.00%	N/A	0.00%	0.00%
3,465.00	-1.00%	1.00%	1.00%	-1.00%
3,325.00	-5.00%	5.00%	5.00%	-5.00%
3,150.00	-10.00%	10.00%	10.00%	-10.00%
2,800.00	-20.00%	20.00%	20.00%	-20.00%
2,665.25	-23.85%	23.85%	23.85%	-23.85%
2,664.90	-23.86%	N/A	N/A	-23.86%
2,450.00	-30.00%	N/A	N/A	-30.00%
2,100.00	-40.00%	N/A	N/A	-40.00%
1,750.00	-50.00%	N/A	N/A	-50.00%
1,400.00	-60.00%	N/A	N/A	-60.00%
1,050.00	-70.00%	N/A	N/A	-70.00%
700.00	-80.00%	N/A	N/A	-80.00%
350.00	-90.00%	N/A	N/A	-90.00%
0.00	-100.00%	N/A	N/A	-100.00%

(1) The closing level of the Index is greater than or equal to 76.15% of the Initial Index Level on each day during the Monitoring Period and the Ending Index Level is greater than or equal to 76.15% of the Initial Index Level.

(2) The closing level of the Index is less than 76.15% of the Initial Index Level on at least one day during the Monitoring Period or the Ending Index Level is less than 76.15% of the Initial Index Level.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 3,500 to an Ending Index Level of 3,675. Because the Ending Index Level of 3,675 is greater than the Initial Index Level of 3,500 and the Index Return of 5% does not exceeds the Maximum Upside Return of 23.85%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: A Knock-Out Event has not occurred, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of 3,325. Although the Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	PS-2
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The level of the Index increases from the Initial Index Level of 3,500 to an Ending Index Level of 4,900. Because the Ending Index Level of 4,900 is greater than the Initial Index Level of 3,500 and the Index Return of 40% exceeds the Maximum Upside Return of 23.85%, the investor receives a payment at maturity of $1,238.50 per $1,000 principal amount note, the maximum upside payment, calculated as follows:

$1,000 + ($1,000 × 23.85%) = $1,238.50

Example 4: A Knock-Out Event has occurred, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of 3,150. Because a Knock-Out Event has occurred and the Index Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 5: A Knock-Out Event has not occurred, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of 2,665.25. Although the Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return is equal to the Knock-Out Buffer Amount of 23.85%, the investor receives a payment at maturity of $1,238.50 per $1,000 principal amount note, the maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 23.85%) = $1,238.50

Example 6: A Knock-Out Event has not occurred during the Monitoring Period, and the level of the Index decreases from the Initial Index Level of 3,500 to an Ending Index Level of 1,750. Because the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount of 23.85%, a Knock-Out Event has occurred, and because the Index Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-3
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

Selected Purchase Considerations

•	CAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE INDEX RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to any appreciation in the Index, up to the Maximum Upside Return of 23.85%, and accordingly, the maximum payment at maturity if the Index Return is positive is $1,238.50 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL FOR A RETURN OF UP TO 23.85% ON THE NOTES EVEN IF THE INDEX RETURN IS NEGATIVE — If the Ending Index Level is less than the Initial Index Level and a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Index Return. Because the Absolute Index Return is based on the absolute value of the change from the Initial Index Level to the Ending Index Level, under these circumstances, you will earn a positive return on the notes even if the Ending Index Level is less than the Initial Index Level.

For example, if the Index Return is -5%, the Absolute Index Return will equal 5%. Because a Knock-Out Event will occur if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount of 23.85%, your maximum downside payment is $1,238.50 per $1,000 principal amount note.

•	RETURN LINKED TO THE EURO STOXX 50® INDEX — The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of the Licensors shall have any liability with respect thereto. For additional information about the Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-4
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Index Return is positive or negative. If the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, if the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less that the Initial Index Level. Accordingly, you could lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE KNOCK-OUT BUFFER AMOUNT — If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Index Return, up to the Maximum Upside Return of 23.85%, regardless of the appreciation of the Index, which may be significant.

In addition, if the Ending Index Level is less than the Initial Index Level, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Index Return, up to the Knock-Out Buffer Amount of 23.85%. Because a Knock-Out Event will occur if the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount, your maximum downside payment is $1,238.50 per $1,000 principal amount note.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD OR ON THE FINAL ENDING AVERAGING DATE — If the closing level of the Index on any day during the Monitoring Period or the Ending Index Level is less than the Initial Index Level by more than the Knock-Out Buffer Amount, you will at maturity be fully exposed to any depreciation in the Index. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. You will be subject to this potential loss of principal even if the Index subsequently increases such that the closing level of the Index is less than the Initial Index Level by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Index Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return equal to the Index Return if the Ending Index Level is less than the Initial Index Level by up to the Knock-Out Buffer Amount or a return equal to the Index Return (which will be negative) plus the Knock-Out Buffer Amount at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to
JPMorgan Structured Investments —	PS-5
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.
•	NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated
JPMorgan Structured Investments —	PS-6
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
•	VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of the Pricing Date that the closing level of the Index on any day during the Monitoring Period or the Ending Index Level could be less than the Initial Index Level by more than the Contingent Buffer Amount. The Index’s volatility, however, can change significantly over the term of the notes. The closing level of the Index could fall sharply on any day during the term of the notes, which could result in a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
JPMorgan Structured Investments —	PS-7
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the weekly historical closing levels of the Index from January 8, 2010 through February 27, 2015. The closing level of the Index on February 27, 2015 was 3,599.00.

We obtained the closing levels of the Index below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Ending Averaging Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Historical Performance of EURO STOXX® Index
Index Level
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with. selling structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates

JPMorgan Structured Investments —	PS-8
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index

expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the EURO STOXX 50® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	PS-9
Capped Dual Directional Knock-Out Buffered Equity Notes Linked to the EURO STOXX 50® Index